Exhibit 99(a)(5)(iii)

Continental Materials Corporation
200 South Wacker Drive
Suite 4000
Chicago, IL 60606
(312) 541-7200

April 22, 2005

To Our Stockholders:

        As described in the enclosed materials, Continental Materials Corporation is offering to purchase up to 400,000 shares of its common stock, or such lesser number of shares as are properly tendered.

        The price paid by Continental Materials will not be greater than $30.50 nor less than $27.50 per share, net to the tendering stockholder in cash, without interest. We are conducting the offer through a procedure commonly referred to as a modified "Dutch Auction" tender. This procedure allows you to select the price within the $27.50 to $30.50 price range at which you are willing to sell your shares to Continental Materials. Alternatively, this procedure allows you to sell all or a portion of your shares to Continental Materials at the purchase price to be determined by Continental Materials in accordance with the terms of the tender offer. Choosing the latter alternative could result in your receipt of a price per share as low as $27.50. All shares that we purchase under the tender offer will be purchased at the same price.

        Based upon the number of shares tendered and the prices specified by the tendering stockholders, Continental Materials will determine the lowest single price within the $27.50 to $30.50 range that will allow it to buy 400,000 shares, or such fewer number of shares as are properly tendered. Any stockholder whose shares are properly tendered directly to LaSalle Bank National Association, the depositary in the tender offer, and thereafter purchased by Continental Materials pursuant to the tender offer, will receive the net aggregate purchase price in cash, without interest, promptly after the expiration of the tender offer, thus avoiding the usual transaction costs associated with open market sales. If you hold shares through a broker or bank, you should consult your broker or bank to determine whether any transaction costs apply.

        Shares held under the Continental Materials Corporation Employees Profit Sharing Retirement Plan are eligible for purchase through the tender offer. Please see Section 6 of the Offer to Purchase for additional details regarding the tender of shares under the Employees Profit Sharing Plan.

        If you do not wish to participate in the tender offer, you do not need to take any action.

        We explain the terms and conditions of the tender offer in detail in the enclosed Offer to Purchase and the related Letter of Transmittal. I encourage you to read these materials carefully before making any decision with respect to the tender offer. If you want to tender your shares, we explain the necessary steps in detail in the enclosed materials.

        The Board of Directors of Continental Materials believes that the tender offer is a prudent use of our financial resources given our business profile, assets, current stock price and trading volume and is an efficient means to provide value to Continental Materials stockholders.

        THE BOARD OF DIRECTORS OF CONTINENTAL MATERIALS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER CONTINENTAL MATERIALS NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, MESIROW FINANCIAL, THE DEALER MANAGER FOR THE TENDER OFFER, GEORGESON SHAREHOLDER COMMUNICATIONS, THE INFORMATION

AGENT FOR THE TENDER OFFER OR THE DEPOSITARY, IS MAKING ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER, OR REFRAIN FROM TENDERING, YOUR SHARES OR AS TO THE PURCHASE PRICE, OR PURCHASE PRICES, AT WHICH YOU CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE, OR PURCHASE PRICES, AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL.

        The tender offer will expire at 5:00 p.m., New York City time, on Friday, May 20, 2005, unless Continental Materials extends the tender offer. If you have any questions regarding the tender offer or need assistance in tendering your shares, please contact Georgeson Shareholder Communications, Inc., the information agent for the tender offer, at (877) 278-4412.

                      Sincerely,

                      James G. Gidwitz
                      Chairman and Chief Executive Officer